EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                       of

                          CERTIFICATE OF INCORPORATION

                                       of

                         COUNTRY STAR RESTAURANTS, INC.


                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is:

                         COUNTRY STAR RESTAURANTS, INC.

                  2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and substituting in lieu of said Article Fourth the following new Article:

                    "FOURTH: (a) The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Fifty Two Million (252,000,000), consisting of Two Hundred Fifty Million (250,000,000) shares of Common Stock, all of a par value of One Mil ($.001), and Two
                    Million (2,000,000) shares of Preferred Stock, all of a par value of One Mil ($.001).

                    The rights, preferences, designations and series of the Preferred Stock shall be established from time to time by the Board of Directors."


Signed and attested to
on June 27, 1997



                                                     /s/ DAN J. RUBIN
                                                     ---------------------------
                                                         Dan J. Rubin, President

Attest:


 /s/ ROBERT L. DAVIDSON
-----------------------
     Secretary